Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ferguson plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value £0.10 per share, reserved for issuance of future grants pursuant to the Ferguson Group Employee Share Purchase Plan 2021	Other	(2)	5,000,000	(3)	$149.09	$745,450,000	0.0000927	$69,103.22
	Total Offering Amounts						$745,450,000		$69,103.22
	Total Fee Offsets								N/A
	Net Fee Due								$69,103.22

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to include such additional ordinary shares which become issuable under the Ferguson Group Employee Share Purchase Plan 2021 (the “2021 ESPP”) to prevent dilution in the event of any stock dividend, stock split, recapitalization or any other similar transaction pursuant to the terms of the 2021 ESPP.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $149.09, the average of the high and low price per ordinary share of Ferguson plc on the New York Stock Exchange on February 24, 2022, a date within five business days of this Registration Statement.

(3)

Represents ordinary shares issuable pursuant to the 2021 ESPP being registered herein, which shares consist of ordinary shares reserved and available for future grants under the 2021 ESPP, ordinary shares that may again become available for delivery with respect to awards under the 2021 ESPP pursuant to the share counting, share recycling and other terms and conditions of the 2021 ESPP.